SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. __)*

Slack Technologies, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

83088V102

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐      Rule 13d-1(b)

☐      Rule 13d-1(c)

☒     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 22 Pages

Exhibit Index Contained on Page 20

CUSIP NO. 83088V102	13 G	Page 2 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund I, L.P. (“AH I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
29,886,496 shares[1], except that AH Equity Partners I, L.L.C. (“AH Equity I”), the general partner of AH I, may be deemed to have sole power to vote these shares, and Marc Andreessen (“Andreessen”) and Ben Horowitz (“Horowitz”), the managing members of AH Equity I, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
29,886,496 shares[1], except that AH Equity I, the general partner of AH I, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity I, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,886,496**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.55%[2]
12	TYPE OF REPORTING PERSON* PN

1 Represents 8,145,629 shares of Class A Common Stock and 21,740,867 shares of Class B Common Stock held directly by AH I. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019, plus 21,740,867 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 3 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund I-A, L.P. (“AH I-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER**

4,182,881 shares[1], except that AH Equity I, the general partner of AH I-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity I, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER**

4,182,881 shares[1], except that AH Equity I, the general partner of AH I-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity I, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,182,881**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.42%[2]
12	TYPE OF REPORTING PERSON* PN

1 Represents 1,140,057 shares of Class A Common Stock and 3,042,824 shares of Class B Common Stock held directly by AH I-A. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019, plus 3,042,824 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 4 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund I-B, L.P. (“AH I-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER**

1,939,893 shares[1], except that AH Equity I, the general partner of AH I-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity I, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER**

1,939,893 shares[1], except that AH Equity I, the general partner of AH I-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity I, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,939,893**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.66%[2]
12	TYPE OF REPORTING PERSON* PN

1 Represents 528,726 shares of Class A Common Stock and 1,411,167 shares of Class B Common Stock held directly by AH I-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019, plus 1,411,167 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 5 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners I, L.L.C. (“AH Equity I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER**

36,009,270 shares[1], of which 29,886,496 are directly owned by AH I, 4,182,881 are directly owned by AH I-A and 1,939,893 are directly owned by AH I-B. AH Equity I, the general partner of AH I, AH I-A and AH I-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity I, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER**

36,009,270 shares[1], of which 29,886,496 are directly owned by AH I, 4,182,881 are directly owned by AH I-A and 1,939,893 are directly owned by AH I-B. AH Equity I, the general partner of AH I, AH I-A and AH I-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity I, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,009,270**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.34%[2]
12	TYPE OF REPORTING PERSON* OO

1 Represents 9,814,412 shares of Class A Common Stock and 26,194,858 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019, plus 26,194,858 shares of the Issuer’s Class B Common Stock indirectly held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 6 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund IV, L.P. (“AH Parallel IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
9,983,624 shares[1], except that AH Equity Partners IV (Parallel), L.L.C. (“AH Equity Parallel IV”), the general partner of AH Parallel IV, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
9,983,624 shares[1], except that AH Equity Parallel IV, the general partner of AH Parallel IV, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,983,624**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.35%[2]
12	TYPE OF REPORTING PERSON* PN

1 Represents 3,284,349 shares of Class A Common Stock and 6,699,275 shares of Class B Common Stock held directly by AH Parallel IV. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019, plus 6,699,275 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 7 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund IV-A, L.P. (“AH Parallel IV-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
34,101 shares[1], except that AH Equity Parallel IV, the general partner of AH Parallel IV-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
34,101 shares[1], except that AH Equity Parallel IV, the general partner of AH Parallel IV-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,101**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.01%[2]
12	TYPE OF REPORTING PERSON* PN

1 Represents 11,219 shares of Class A Common Stock and 22,882 shares of Class B Common Stock held directly by AH Parallel IV-A. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019, plus 22,882 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 8 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund IV-B, L.P. (“AH Parallel IV-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
279,548 shares[1], except that AH Equity Parallel IV, the general partner of AH Parallel IV-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
279,548 shares[1], except that AH Equity Parallel IV, the general partner of AH Parallel IV-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 279,548**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.10%[2]
12	TYPE OF REPORTING PERSON* PN

1 Represents 91,966 shares of Class A Common Stock and 187,582 shares of Class B Common Stock held directly by AH Parallel IV-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019, plus 187,582 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 9 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund IV-Q, L.P. (“AH Parallel IV-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
1,303,707 shares[1], except that AH Equity Parallel IV, the general partner of AH Parallel IV-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
1,303,707 shares[1], except that AH Equity Parallel IV, the general partner of AH Parallel IV-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,303,707**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.45%[2]
12	TYPE OF REPORTING PERSON* PN

1 Represents 428,885 shares of Class A Common Stock and 874,822 shares of Class B Common Stock held directly by AH Parallel IV-Q. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019, plus 874,822 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 10 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners IV (Parallel), L.L.C. (“AH Equity Parallel IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER**
11,600,980 shares[1], of which 9,983,624 are directly owned by AH Parallel IV, 34,101 are directly owned by AH Parallel IV-A, 279,548 are directly owned by AH Parallel IV-B and 1,303,707 are directly owned by AH Parallel IV-Q. AH Equity Parallel IV, the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER**

11,600,980 shares[1], of which 9,983,624 are directly owned by AH Parallel IV, 34,101 are directly owned by AH Parallel IV-A, 279,548 are directly owned by AH Parallel IV-B and 1,303,707 are directly owned by AH Parallel IV-Q. AH Equity Parallel IV, the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,600,980**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.88%[2]
12	TYPE OF REPORTING PERSON* OO

1 Represents 3,816,419 shares of Class A Common Stock and 7,784,561 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019, plus 7,784,561 shares of the Issuer’s Class B Common Stock indirectly held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 11 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) a16z Seed-III, LLC (“AH Seed III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER**
42,990 shares[1], except that Andreessen Horowitz Fund III, L.P. (“AH III”), Andreessen Horowitz Fund III-A, L.P. (“AH III-A”), Andreessen Horowitz Fund III-B, L.P. (“AH III-B”), and Andreessen Horowitz Fund III-Q, L.P. (“AH III-Q”) are the members of AH Seed III, and AH Equity Partners III, L.L.C. (“AH Equity III”), the general partner of AH III, AH III-A, AH III-B and AH III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER**

42,990 shares[1], except that Andreessen Horowitz Fund III, L.P. (“AH III”), Andreessen Horowitz Fund III-A, L.P. (“AH III-A”), Andreessen Horowitz Fund III-B, L.P. (“AH III-B”), and Andreessen Horowitz Fund III-Q, L.P. (“AH III-Q”) are the members of AH Seed III, and AH Equity Partners III, L.L.C. (“AH Equity III”), the general partner of AH III, AH III-A, AH III-B and AH III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,990**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.01%[2]
12	TYPE OF REPORTING PERSON* OO

1 Represents 42,990 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019, plus 42,990 shares of the Issuer’s Class B Common Stock indirectly held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 12 of 22

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Capital Management, L.L.C. (“AH Capital”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER** 60,536 shares[1]. Andreessen and Horowitz, the members of AH Capital, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER** 60,536 shares[1]. Andreessen and Horowitz, the members of AH Capital, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,536**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.02%[2]
12	TYPE OF REPORTING PERSON* OO

1 Represents 60,536 shares of Class A Common Stock.

2 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 13 of 22

1	NAME OF REPORTING PERSONS Marc Andreessen (“Andreessen”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER** 0 shares
	6

SHARED VOTING POWER
47,713,776 shares[1], of which 29,886,496 are directly owned by AH I, 4,182,881 are directly owned by AH I-A, 1,939,893 are directly owned by AH I-B, 9,983,624 are directly owned by AH Parallel IV, 34,101 are directly owned by AH Parallel IV-A, 279,548 are directly owned by AH Parallel IV-B and 1,303,707 are directly owned by AH Parallel IV-Q, 42,990 are directly owned by AH Seed III, and 60,536 are directly owned by AH Capital. Andreessen is a managing member of AH Equity I, the general partner of AH I, AH I-A and AH I-B, a managing member of AH Equity Parallel IV, the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q, and a member of AH Capital, and may be deemed to have shared power to vote these shares.

In addition, Andreessen may be deemed to have shared power to vote 1,413,143 shares[2] held by the LAMA Community Trust.

	7	SOLE DISPOSITIVE POWER** 0 shares
	8

SHARED DISPOSITIVE POWER
47,713,776 shares[1], of which 29,886,496 are directly owned by AH I, 4,182,881 are directly owned by AH I-A, 1,939,893 are directly owned by AH I-B, 9,983,624 are directly owned by AH Parallel IV, 34,101 are directly owned by AH Parallel IV-A, 279,548 are directly owned by AH Parallel IV-B and 1,303,707 are directly owned by AH Parallel IV-Q, 42,990 are directly owned by AH Seed III, and 60,536 are directly owned by AH Capital. Andreessen is a managing member of AH Equity I, the general partner of AH I, AH I-A and AH I-B, and a managing member of AH Equity Parallel IV, the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B, AH Parallel IV-Q, and a member of AH Capital, and may be deemed to have shared power to dispose of these shares.

In addition, Andreessen may be deemed to have shared power to vote 1,413,143 shares[2] held by the LAMA Community Trust.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 49,126,919**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.10%[3]
12	TYPE OF REPORTING PERSON* IN

1 Represents 13,691,367 shares of Class A Common Stock and 34,022,409 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Represents 1,413,143 shares of Class A Common Stock directly held by the LAMA Community Trust, of which the Reporting Person and his spouse are trustees.

3 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019, plus 34,022,409 shares of the Issuer’s Class B Common Stock indirectly held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 14 of 22

1	NAME OF REPORTING PERSONS	Ben Horowitz (“Horowitz”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER** 1,693,391 shares[1]
	6

SHARED VOTING POWER

47,713,776 shares[1], of which 29,886,496 are directly owned by AH I, 4,182,881 are directly owned by AH I-A, 1,939,893 are directly owned by AH I-B, 9,983,624 are directly owned by AH Parallel IV, 34,101 are directly owned by AH Parallel IV-A, 279,548 are directly owned by AH Parallel IV-B and 1,303,707 are directly owned by AH Parallel IV-Q, 42,990 are directly owned by AH Seed III, and 60,536 are directly owned by AH Capital. Andreessen is a managing member of AH Equity I, the general partner of AH I, AH I-A and AH I-B, a managing member of AH Equity Parallel IV, the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q, and a member of AH Capital, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER** 1,693,391 shares[1]
	8

SHARED DISPOSITIVE POWER

47,713,776 shares[1], of which 29,886,496 are directly owned by AH I, 4,182,881 are directly owned by AH I-A, 1,939,893 are directly owned by AH I-B, 9,983,624 are directly owned by AH Parallel IV, 34,101 are directly owned by AH Parallel IV-A, 279,548 are directly owned by AH Parallel IV-B and 1,303,707 are directly owned by AH Parallel IV-Q, 42,990 are directly owned by AH Seed III and 60,536 are directly owned by AH Capital. Horowitz is a managing member of AH Equity I, the general partner of AH I, AH I-A and AH I-B, and a managing member of AH Equity Parallel IV, the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B, AH Parallel IV-Q, and a member of AH Capital, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 49,407,167**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.18%[3]
12	TYPE OF REPORTING PERSON* IN

1 Represents 1,693,391 shares of Class A Common Stock held by a family trust for which the Reporting Person is a trustee.

2 Represents 13,691,367 shares of Class A Common Stock and 34,022,409 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

3 Based on 291,362,103 shares of the Issuer’s Class A Common Stock outstanding as of November 15, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on December 4, 2019, plus 34,022,409 shares of the Issuer’s Class B Common Stock indirectly held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 83088V102	13 G	Page 15 of 22

ITEM 1(A).	NAME OF ISSUER

Slack Technologies, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

500 Howard Street

San Francisco, California 94105

ITEM 2(A).

NAME OF PERSONS FILING

This Schedule 13G is filed by Andreessen Horowitz Fund I, L.P., a Delaware limited partnership (“AH I”), Andreessen Horowitz Fund I-A, L.P., a Delaware limited partnership (“AH I-A”), Andreessen Horowitz Fund I-B, L.P., a Delaware limited partnership (“AH I-B”), AH Equity Partners I, L.L.C., a Delaware limited liability company (“AH Equity I”), AH Parallel Fund IV, L.P., a Delaware limited partnership, AH Parallel Fund IV-A, L.P., a Delaware limited partnership, AH Parallel Fund IV-B, L.P., a Delaware limited partnership, AH Parallel Fund IV-Q, L.P., a Delaware limited partnership, AH Equity Partners IV (Parallel), L.L.C., a Delaware limited liability company (“AH Equity Parallel IV”), a16z Seed-III, LLC, a Delaware limited liability company (“AH Seed III”), AH Capital Management, L.L.C., a Delaware limited liability company (“AH Capital”), Marc Andreessen (“Andreessen”) and Ben Horowitz (“Horowitz”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

AH Equity I is the general partner of AH I, AH I-A and AH I-B, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AH I, AH I-A and AH I-B. Andreessen and Horowitz are managing members of AH Equity I and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH I, AH I-A and AH I-B.

AH Equity Parallel IV is the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q. Andreessen and Horowitz are managing members of AH Equity Parallel IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q.

Andreessen Horowitz Fund III, L.P., a Delaware limited partnership (“AH III”), Andreessen Horowitz Fund III-A, L.P., a Delaware limited partnership (“AH III-A”), Andreessen Horowitz Fund III-B, L.P., a Delaware limited partnership (“AH III-B”), and Andreessen Horowitz Fund III-Q, L.P., a Delaware limited partnership (“AH III-Q”) are the members of AH Seed III. AH Equity Partners III, L.L.C. (“AH Equity III”) is the general partner of AH III, AH III-A, AH III-B, and AH III-Q, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer indirectly owned by AH III, AH III-A, AH III-B and AH III-Q. Andreessen and Horowitz are managing members of AH Equity III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH Seed III.

Andreessen and Horowitz are members of AH Capital and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH Capital.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

Andreessen Horowitz

2865 Sand Hill Road

Suite 101

Menlo Park, California 94025

CUSIP NO. 83088V102	13 G	Page 16 of 22

ITEM 2(C)	CITIZENSHIP

See Row 4 of cover page for each Reporting Person.

ITEM 2(D)	TITLE OF CLASS OF SECURITIES Class A Common Stock, $0.0001 par value

ITEM 2(E)	CUSIP NUMBER

83088V102

ITEM 3.	Not Applicable.

ITEM 4.	OWNERSHIP The following information with respect to the ownership of the Class A Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2019.

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of AH I, AH I-A, AH I-B, AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B, AH Parallel IV-Q and the limited liability company agreements of AH Equity I, AH Equity Parallel IV, AH Seed III, AH Equity III and AH Capital, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or a member, as the case may be.

CUSIP NO. 83088V102	13 G	Page 17 of 22

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP. Not applicable.

ITEM 10.	CERTIFICATION. Not applicable.

CUSIP NO. 83088V102	13 G	Page 18 of 22

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2020

Andreessen Horowitz Fund I, L.P.
Andreessen Horowitz Fund I-A, L.P.
Andreessen Horowitz Fund I-B, L.P.

By: AH Equity Partners I, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners I, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund IV, L.P.
AH Parallel Fund IV-A, L.P.
AH Parallel Fund IV-B, L.P.
AH Parallel Fund IV-Q, L.P.

By: AH Equity Partners IV (Parallel), L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners IV (Parallel), L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

A16z Seed-III, LLC

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Capital Management, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

CUSIP NO. 83088V102	13 G	Page 19 of 22

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen

Ben Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer Attorney-in-fact for Ben Horowitz

CUSIP NO. 83088V102	13 G	Page 20 of 22

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	21

CUSIP NO. 83088V102	13 G	Page 21 of 22

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class A Common Stock of Slack Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 13, 2020

Andreessen Horowitz Fund I, L.P.
Andreessen Horowitz Fund I-A, L.P.
Andreessen Horowitz Fund I-B, L.P.

By: AH Equity Partners I, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners I, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund IV, L.P.
AH Parallel Fund IV-A, L.P.
AH Parallel Fund IV-B, L.P.
AH Parallel Fund IV-Q, L.P.

By: AH Equity Partners IV (Parallel), L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners IV (Parallel), L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

A16z Seed-III, LLC

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Capital Management, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

CUSIP NO. 83088V102	13 G	Page 22 of 22

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen

Ben Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Ben Horowitz